                                                           Exhibit No. EX-99.m.1

                         THE UBS FUNDS - CLASS A SHARES

                            SHAREHOLDER SERVICES PLAN

     WHEREAS,  The UBS Funds ("Fund") is registered under the Investment Company
Act of 1940,  as amended  ("1940  Act"),  as an open-end  management  investment company,  and has eighteen  distinct  series of shares of  beneficial  interest, seventeen of which are governed by this plan (the "Series"), which correspond to distinct  portfolios  and have been  designated as UBS Global  Equity Fund,  UBS
Global Bond Fund,  UBS Global  Allocation  Fund, UBS U.S. Large Cap Equity Fund,
UBS U.S.  Large Cap Value Equity Fund,  UBS U.S. Large Cap Growth Fund, UBS U.S.
Small Cap Equity  Fund,  UBS U.S.  Small Cap Growth Fund,  UBS U.S.  Real Estate
Equity Fund, UBS U.S. Bond Fund, UBS High Yield Fund, UBS Emerging  Markets Debt
Fund,  UBS  International  Equity Fund,  UBS Emerging  Markets  Equity Fund, UBS
Dynamic  Alpha Fund,  UBS U.S.  Mid Cap Growth  Equity Fund and UBS U.S.  Equity
Alpha Fund; and

     WHEREAS,  UBS Global Asset Management (US) Inc. ("UBS Global AM") serves as
Principal  Underwriter  of the  Series  and  performs  or  contracts  with other intermediaries to perform certain services for existing  shareholders of Class A shares;

     NOW, THEREFORE,  the Fund hereby adopts this Plan with respect to the Class
A shares of the Series in accordance with Rule 12b-1 under the 1940 Act.

     1. Class A shares of the Series will pay to UBS Global AM, as  compensation for the provision of services to shareholders  of Class A shares,  a service fee at the rate of 0.25% on an  annualized  basis of the average daily net assets of such shares.  Such fee shall be calculated and accrued daily and paid monthly or at such  other  intervals,  as the  Fund's  Board of  Trustees  ("Board")  shall determine.

     2. The service fee  received  by UBS Global AM is for  providing  "personal service  and/or the  maintenance  of  shareholder  accounts"  as provided for in
Section  2830(b)(9)  of the  NASD  Conduct  Rules,  including  expenditures  for overhead  and  other  expenses  of  UBS  Global  AM,  and  telephone  and  other communications  expenses relating to the provision of shareholder  services.  If the NASD amends the  definition of "service fee" or adopts a related  definition intended to define the same concept,  the services provided under the Plan shall be automatically  amended,  without further action of the parties, to conform to such definition.

     3. This Plan must be approved,  together  with any related  agreements,  by votes of a  majority  of both (a) the Board and (b) those  Board  members of the
Fund who are not "interested persons" of the Fund and have no direct or indirect financial  interest  in the  operation  of this Plan or any  agreements  related thereto ("Independent Board Members"), cast in person at a meeting (or meetings)
called for the purpose of voting on such approval.

     4. This Plan  shall  continue  in full force and effect for so long as such continuance is  specifically  approved at least annually in the manner  provided for approval of this Plan in Paragraph 3.

     5. UBS Global AM shall provide to the Board and the Board shall review,  at least  quarterly,  a written  report of the  amounts  expended  with  respect to servicing  shareholders  of Class A  shares  and the  purposes  for  which  such expenditures  were made. UBS Global AM shall submit only  information  regarding amounts expended for servicing  shareholder  accounts to the Board in support of the service fee payable hereunder.

     6. This Plan may be  terminated  with  respect to the Class A shares at any time by vote of the  Board,  by vote  of a  majority  of the  Independent  Board
Members,  or by vote of a majority of the outstanding  voting  securities of the
Class A shares.

     7.  This Plan may not be  amended  to  increase  materially  the  amount of service fee provided for in Paragraph 1 hereof unless such amendment is approved by a majority of the  outstanding  voting  securities of the Class A shares.  No material  amendment  to the Plan  shall be made  unless  approved  in the manner provided for initial approval in Paragraph 3 hereof.

     8. The amount of the  service  fee  payable to UBS Global AM is not related directly  to  expenses  incurred by UBS Global AM on behalf of the Series or its
Class A shares in  providing  services to  shareholders.  Neither the Series nor
Class A Shares is  obligated  reimburse  UBS  Global AM for such  expenses.  The service fee set forth in  Paragraph 1 hereof will be paid to UBS Global AM until the Plan is terminated or not renewed. If the Plan is terminated or not renewed, any service-related  expenses incurred by UBS Global AM in excess of payments of the service fee  specified in Paragraph 1 hereof that UBS Global AM has received or  accrued  through  the  termination  date  are the  sole  responsibility  and liability  of UBS Global AM,  and are not  obligations  of the Series or Class A shares.

     9. While this Plan is in effect,  the selection and nomination of the Board members who are Independent  Board Members of the Fund shall be committed to the discretion of the Independent Board Members.

     10. As used in this Plan,  the terms  "majority of the  outstanding  voting securities" shall have the same meaning as those terms have in the 1940 Act.

     11. The Fund shall preserve  copies of this Plan  (including any amendments thereto) and any related agreements and all reports made pursuant to Paragraph 5 hereof for a period of not less than six years  from the date of this Plan,  the first two years in an easily accessible place.

     12. The Board members of the Fund and the shareholders of each Series shall not be liable for any obligations of the Fund or any Series under this Plan, and
UBS Global AM or any other person,  in asserting any rights or claims under this
Plan,  shall look only to the assets and  property of the Fund or such Series in
settlement  of  such  right  or  claim,   and  not  to  such  Board  members  or
shareholders.

     IN WITNESS WHEREOF, the Fund has executed this Shareholder Services Plan on the day and year set forth below in New York, New York.

Date:  October 29, 2001, as last revised August 14, 2006.

ATTEST:                                              THE UBS FUNDS

By:                                                  By:
Date:                                                Date: